Exhibit 99

AMENDMENT TO EMPLOYMENT AGREEMENT

AGREEMENT made as of the 22nd day of October, 2008 by and between THE EASTERN COMPANY, a corporation organized under the laws of the State of Connecticut (the "Company"), and LEONARD F. LEGANZA, of 62 Tunxis Village Road, Farmington, Connecticut (the "Executive").

W I T N E S S E T H:

WHEREAS, as of January 1, 2005 the Company entered into an employment agreement with the Executive (the “Agreement”) pursuant to which the Executive serves as the chairman of the board, president and chief executive officer of the Company; and

WHEREAS, the Agreement was amended on December 12, 2007 to provide: (a) that the deferred compensation payable to the Executive under the Agreement will commence on a specified date; and (b) that the change in control benefit will be paid to the Executive upon the occurrence of a change in control, whether or not the Executive terminates employment; and

WHEREAS, the Agreement provides that the Company may, in its discretion, elect to renew the Agreement for one or more additional one-year periods by giving written notice to the Executive at least thirty days prior to the end of the term; and

WHEREAS, the Agreement was amended on October 24, 2007 to extend the term of the Agreement until December 31, 2008; and

WHEREAS, the Company wishes to extend the term of the Agreement for an additional one-year period until December 31, 2009.

NOW, THEREFORE, the Company and the Executive do hereby agree as follows:

(1)	Section 4 of the Agreement is deleted and the following is substituted in lieu thereof:

Section 4.	Term.

The term of this Agreement began as of January 1, 2005 and was extended through December 31, 2008. The term of this Agreement is extended for an additional one-year period, and shall continue until December 31, 2009.

The Company may, in its discretion, elect to renew this Agreement for one or more additional one-year periods by giving written notice to the Executive at least thirty (30) days prior to the end of any renewal period.

(2)         All of the other terms and conditions of the Agreement are hereby confirmed, ratified and approved in all respects.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereunto affixed, and the Executive has hereunto set the Executive's hand and seal, as of the day and year specified above.

ATTEST:	THE EASTERN COMPANY

/s/ Theresa P. Dews	By /s/David C. Robinson
Theresa P. Dews	David C. Robinson
Its Secretary	Title: Chairman, Compensation Committee

EXECUTIVE

/s/ Leonard F. Leganza
Leonard F. Leganza
Chairman, President and CEO